Press
Release

Company Contact: Sean Creamer, CFO
Arbitron Inc.
Phone: 410-312-8410
sean.creamer@arbitron.com

Investor Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Investor and Media contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS
Revenue up 6.4 percent
Planned spending on Portable People MeterTM rollout drives increase in costs
Net income per share (diluted) is $0.58
Reiterates full year guidance

NEW YORK, October 18, 2007 – Arbitron Inc. (NYSE: ARB) today announced results for the third quarter ended September 30, 2007.

For the third quarter of 2007, the Company reported revenue of $96.5 million, an increase of 6.4 percent over revenue of $90.7 million during the third quarter of 2006.

Costs and expenses for the third quarter increased by 16.4 percent, from $56.8 million in 2006 to $66.1 million in 2007, due in part to planned expenditures for the rollout of the Portable People Meter (PPM) ratings service in Philadelphia, New York, Nassau-Suffolk, Middlesex-Somerset-Union, Los Angeles, Riverside, Chicago and San Francisco.

Earnings before interest and income tax expense (EBIT) for the quarter were $27.2 million, a decrease of 15.4 percent compared with EBIT of $32.1 million for the third quarter of 2006.

Net income for the quarter was $17.2 million, compared with $20.2 million for the third quarter of 2006. Net income per share for the third quarter of 2007 was $0.58 per share (diluted), compared with $0.69 per share (diluted) during the comparable period last year.

For the nine months ended September 30, 2007, revenue was $267.3 million, an increase of 6.9 percent over revenue of $250.0 million for the same period in 2006.

EBIT decreased 21.7 percent from $73.1 million in the first nine months of 2006 to $57.2 million in 2007. Net income for the period in 2007 decreased 20.2 percent to $36.5 million compared with $45.7 million in 2006. Earnings per share (diluted) for the nine months in 2007 were $1.21, compared with $1.51 per share (diluted) last year.

Management comment:

Stephen Morris, chairman, president and chief executive officer of Arbitron, made the following comments:

“While the PPM commercialization is both complex and challenging, we have been able to stay on track with our ambitious market-by-market rollout schedule for the Portable People Meter ratings service. On September 20, we launched the ‘pre-currency’ survey period in New York and the embedded radio markets of Nassau-Suffolk and Middlesex-Somerset-Union. These three markets are scheduled to convert to Portable People Meter as full ‘currency’ on December 31.”

“At the same time, we are recruiting consumers for Los Angeles, Riverside, Chicago, San Francisco and San Jose. While this has been logistically demanding, especially because each market has its own unique characteristics, we’re committed to converting these markets as scheduled.”

“For Project Apollo, we announced last week that we are extending the pilot evaluation period into the first quarter of 2008. This extension has the full support of our seven pilot subscribers. The additional time will be used to address a number of specific efforts aimed at helping the members of the Project Apollo Steering Committee build the strongest possible business case for the commercialization of the proposed single-source marketing information service,” said Mr. Morris.

Company Guidance for 2007

Arbitron is reiterating the revenue and earnings per share guidance for the full year 2007, which was provided by the Company on July 19, 2007.

The Company continues to expect that revenue will increase between 5.5 percent and 7.5 percent in 2007 compared to last year. Earnings per share (diluted) are expected to be between $1.35 and $1.45 for the full year 2007.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. ET on October 18 to discuss its third quarter results and other relevant matters. To listen to the call, dial (toll free) 888-694-4641. The conference call can be accessed from outside of the United States by dialing 973-582-2734. To participate, users will need to use the following code: 9307832. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

Presentation of Non-GAAP Information

The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing information firm serving radio broadcasters, cable companies, advertisers, advertising agencies and out of home and online media advertising companies in the United States and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. The Company has also developed the Portable People Meter system, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by its research and technology organization, located in Columbia, Maryland. Arbitron has approximately 2,100 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with The Nielsen Company (formerly VNU) Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries (“we,” “our,” “Arbitron” or the “Company”) in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully implement the rollout of the Portable People Meter service;

•	renew contracts with large customers as they expire;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact of any further ownership shifts in the radio and advertising agency industries;

•	respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems and new customer products and services that meet these needs in a timely manner;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, privacy concerns, consumer trends, technology changes and/or government regulations;

•	successfully develop and implement technology solutions to measure multi-media and advertising in an increasingly competitive environment; and

•	successfully obtain and/or maintain Media Rating Council accreditation for our audience measurement services.

Additional important factors known to Arbitron that could cause actual results to differ materially from our forward-looking statements are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including, in particular, the risk factors discussed under the caption “ITEM 1A. RISK FACTORS” in Arbitron’s Annual Report on Form 10-K for the year ended December 31, 2006.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Table to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
			$	%
	2007	2006	Change	Change
Revenue	$96,515	$90,714	$5,801	6.4%
Costs and expenses
Cost of revenue	37,202	26,775	10,427	38.9%
Selling, general and administrative	19,228	18,665	563	3.0%
Research and development	9,659	11,340	(1,681)	(14.8%)
Total costs and expenses	66,089	56,780	9,309	16.4%
Operating income	30,426	33,934	(3,508)	(10.3%)
Proportionate share in net loss of affiliates	(3,263)	(1,827)	(1,436)	78.6%
Earnings before interest and income taxes (1)	27,163	32,107	(4,944)	(15.4%)
Interest income	586	723	(137)	(18.9%)
Interest expense	95	1,061	(966)	(91.0%)
Earnings before income taxes	27,654	31,769	(4,115)	(13.0%)
Income tax expense	10,434	11,579	(1,145)	(9.9%)
Net income	$17,220	$20,190	$(2,970)	(14.7%)
Net income per weighted average common share
Basic	$0.58	$0.69	$(0.11)	(15.9%)
Diluted	$0.58	$0.69	$(0.11)	(15.9%)
Weighted average shares used in calculations
Basic	29,602	29,273	329	1.1%
Diluted	29,903	29,382	521	1.8%
Dividends per common share	$0.10	$0.10	$—	—
Other data:
EBITDA (1)	$30,467	$34,609	$(4,142)	(12.0%)

(1)	The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,		$	%
	2007	2006	Change	Change
Revenue	$267,339	$249,967	$17,372	6.9%
Costs and expenses
Cost of revenue	115,920	87,714	28,206	32.2%
Selling, general and administrative	60,046	58,678	1,368	2.3%
Research and development	32,226	31,352	874	2.8%
Total costs and expenses	208,192	177,744	30,448	17.1%
Operating income	59,147	72,223	(13,076)	(18.1%)
Equity in net (loss) income of affiliates	(1,930)	851	(2,781)
Earnings before interest and income taxes (2)	57,217	73,074	(15,857)	(21.7%)
Interest income	1,837	2,539	(702)	(27.6%)
Interest expense	286	2,941	(2,655)	(90.3%)
Earnings before income taxes	58,768	72,672	(13,904)	(19.1%)
Income tax expense	22,265	26,936	(4,671)	(17.3%)
Net income	$36,503	$45,736	$(9,233)	(20.2%)
Net income per weighted average common share
Basic	$1.23	$1.52	$(0.29)	(19.1%)
Diluted	$1.21	$1.51	$(0.30)	(19.9%)
Weighted average shares used in calculations
Basic	29,768	30,087	(319)	(1.1%)
Diluted	30,049	30,225	(176)	(0.6%)
Dividends per common share	$0.30	$0.30	$—	—
Other data:
EBITDA (2)	$65,914	$79,933	($14,109)	(17.5%)

(2)	The terms EBIT (earnings before interest and income taxes expense) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months and Nine Months Ended September 30, 2007 and 2006
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30
	2007	2006	2007	2006
Net income	$17,220	$20,190	$36,503	$45,736
Income tax expense	10,434	11,579	22,265	26,936
Net interest (income) expense	(491)	338	(1,551)	402
EBIT (3)	$27,163	$32,107	$57,217	$73,074
Depreciation and amortization	3,304	2,502	8,697	6,859
EBITDA (3)	$30,467	$34,609	$65,914	$79,933

(3)	Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals. EBIT is calculated by deducting net interest income from net income and adding back income tax expense to net income. EBITDA is calculated by deducting net interest income from net income and adding back income tax expense, and depreciation and amortization to net income. EBIT and EBITDA should not be considered substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
September 30, 2007 and December 31, 2006
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)	(Audited)
Assets:
Cash and short-term investments	$26,848	$61,265
Trade receivables	32,112	33,296
Property and equipment, net	44,445	41,470
Goodwill, net	40,558	40,558
Other assets	28,925	33,731
Total assets	$172,888	$210,320
Liabilities and Stockholders’ Equity:
Deferred revenue	$58,308	$66,875
Other liabilities	48,926	54,189
Stockholders’ equity	65,654	89,256
Total liabilities and stockholders’ equity	$172,888	$210,320